Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Trovagene, Inc.

San Diego, California

We hereby consent to the use in this Prospectus of this Amendment No. 1 to the Registration Statement on Form S-1 of our report dated February 26, 2018, except for the effects of the reverse stock split described in Note 15, as to which the date is June 4, 2018, relating to the consolidated financial statements of Trovagene, Inc. (the “Company”), which appears in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

San Diego, California

June 4, 2018